Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 29
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 29 (this “Prospectus Supplement”) amends and supplements our Prospectus dated August 8, 2018, as previously supplemented (the “Prospectus”), which form a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes certain information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on May 28, 2019. Such information from the Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is May 29, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2019.

Commission File Number: 000-53805

Intellipharmaceutics International Inc.
(Translation of registrant's name into English)

30 WORCESTER ROAD TORONTO, ONTARIO M9W 5X2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ x ]   Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

This Report of Foreign Private Issuer on Form 6-K and the attached exhibits shall be incorporated by reference into the Company’s effective Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-218297), filed with the Securities and Exchange Commission, from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by Intellipharmaceutics International Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

   EXHIBIT LIST

Exhibit	Description
99.1	Proxy for Common Shares Solicited on Behalf of the Management of Intellipharmaceutics International Inc. [Intentionally omitted]
99.2	Notice of 2019 Annual Meeting of Shareholders and Management Proxy Circular
99.3	Confirmation of Mailing [Intentionally omitted]
99.4	Voting Instruction Form [Intentionally omitted]
99.5	Notice-and-Access Notification to Shareholders [Intentionally omitted]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intellipharmaceutics International Inc. (Registrant) /s/ Greg Powell
Date: May 28, 2019	Greg Powell Chief Financial Officer

Intellipharmaceutics International Inc.

NOTICE OF 2019
ANNUAL MEETING OF SHAREHOLDERS AND
MANAGEMENT PROXY CIRCULAR

Annual Meeting of Shareholders of Intellipharmaceutics International Inc.
commencing at 10:30 a.m. (Toronto time) on May 29, 2019 at the offices of

Gowling WLG (Canada) LLP
1 First Canadian Place
100 King Street West, Suite 1600
Toronto, Ontario
Canada

April 15, 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual meeting (the “Meeting”) of shareholders of Intellipharmaceutics International Inc. (the “Company”) will be held at the offices of Gowling WLG (Canada) LLP, 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario on Wednesday, May 29, 2019, at 10:30 a.m. (Toronto time) for the following purposes:

1.
to receive the audited consolidated financial statements of the Company for the financial year ended November 30, 2018, and the auditor’s report thereon;

2.
to elect six (6) directors;

3.
to reappoint the auditor and to authorize the directors to fix the auditor’s remuneration; and

4.
to transact such further and other business as may properly come before the Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the accompanying Management Proxy Circular. The Company is utilizing the notice-and-access model for distribution of the Management Proxy Circular.

Notice-and-access is a set of rules that allows issuers to post electronic versions of proxy-related materials (such as proxy circulars and annual financial statements) on-line, via the System for Electronic Document Analysis and Retrieval (“SEDAR”) and one other website, rather than mailing paper copies of such materials to shareholders. Electronic copies of the Management Proxy Circular and other Meeting-related materials may be found on the Company’s issuer profile on SEDAR at www.sedar.com as well as the Company’s website at www.intellipharmaceutics.com/proxy.cfm.

Shareholders with questions about notice-and-access can call the Company toll-free at 1-800-275-0139. Shareholders may obtain paper copies of the Management Proxy Circular free of charge by calling the same toll-free number. Requests for paper copies in advance of the Meeting should be made no later than May 13, 2019 in order to allow sufficient time for shareholders to receive the paper copies and to return their relevant voting documents by the proxy deposit date.

DATED at Toronto, Ontario, April 15, 2019.

BY ORDER OF THE BOARD OF DIRECTORS
(signed) “Dr. Amina Odidi”
Dr. Amina Odidi
President and Chief Operating Officer

NOTES:

1.
Registered shareholders who are unable to be present at the Meeting are kindly requested to specify on the accompanying proxy form the manner in which the shares represented thereby are to be voted, and to sign, date, and return same in accordance with the instructions set out in the proxy form and the Management Proxy Circular.

2.
As provided in the Canada Business Corporations Act, the directors have fixed a record date of April 12, 2019. Accordingly, shareholders registered on the books of the Company at the close of business on April 12, 2019 are entitled to receive notice of, and to vote at, the Meeting.

3.
If you are a non-registered shareholder and you received these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or intermediary.

MANAGEMENT INFORMATION CIRCULAR OF
  INTELLIPHARMACEUTICS INTERNATIONAL INC.

INTRODUCTION

General

This management information circular (this “Management Proxy Circular”) is for the annual meeting of shareholders of Intellipharmaceutics International Inc. (the “Company”) to be held on Wednesday, May 29, 2019, at 10:30 a.m. (Toronto time) and any adjournments or postponements thereof (the “Meeting”). As a shareholder on April 12, 2019 (the “Record Date”), you have the right to vote your common shares of the Company on:

●
the election of directors;

●
the reappointment of the auditor;

●
any other business that may properly come before the Meeting.

To help you make an informed decision, this Management Proxy Circular provides you with more details about the matters for which you are entitled to vote. Your proxy is solicited by the Company’s management, and any solicitation will be made by directors, officers and regular employees of the Company personally, by telephone, by mail or by electronic means of communication. The Company may also retain, and pay a fee to, one or more proxy solicitation firms to solicit proxies from the shareholders of the Company in favor of the matters set forth in the accompanying notice of the Meeting. All costs associated with the Company’s solicitation of proxies will be borne by the Company.

In this document, “you”, “your” and “shareholder” refer to holders of common shares of the Company and the terms “shares” and “common shares” refers to the common shares in the capital of the Company without par value. “We”, “us”, “our”, “Company” and “Intellipharmaceutics” refer to Intellipharmaceutics International Inc. and “board” or “board of directors” refers to our board of directors, unless otherwise indicated. This Management Proxy Circular is dated April 15, 2019 and the information herein is current to April 15, 2019 unless otherwise indicated. All references to “US$” are references to United States dollars and references to “C$” are references to Canadian dollars.

The Meeting

The Meeting will be held at the offices of Gowling WLG (Canada) LLP, 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario starting at 10:30 a.m. (Toronto time) on Wednesday, May 29, 2019.

What the Meeting will Cover

The Meeting will include three items of business that occur at every annual shareholders’ meeting: (1) receipt of our audited consolidated financial statements for the most recent financial year and the auditor’s report thereon; (2) election of our directors for another term; and (3) reappointment of the auditor.

GENERAL PROXY MATTERS

Voting by Proxy

We have enclosed a form of proxy with this Management Proxy Circular. Typically, this is the easiest way to vote. Voting by proxy means that you are giving the persons named on your proxy form (known as your “proxyholder”) the authority to vote your common shares at the Meeting. A proxyholder must vote your shares in accordance with the instructions you provide.

You can choose from among four different ways to vote your common shares by proxy:

1.
by postal mail;
2.
by email;
3.
by fax; and
4.
by appointing another person as your proxyholder to go to the Meeting and vote your common shares for you.

The persons named as proxyholders in the accompanying proxy form are directors and officers of the Company. If you submit your proxy, these persons will vote your common shares for you, unless you appoint someone else to be your proxyholder. The persons named in the enclosed form of proxy will vote or withhold from voting the common shares represented by the form of proxy in accordance with your instructions on any ballot that may be called for and, if you specify a choice with respect to any matter to be acted upon, the common shares represented by the form of proxy will be voted accordingly.

You may appoint another person or company (who need not be a shareholder of the Company) to go to the Meeting and vote your common shares for you. If you appoint someone else, your proxyholder must be present at the Meeting to vote your common shares.

The enclosed form of proxy, when properly completed and signed, confers discretionary authority upon the persons named as proxyholders to vote as they see fit on any amendments or variations to the matters identified in the notice of meeting and on any other matters which may properly come before the Meeting, whether or not any such amendments or variations or any other matter properly brought before the Meeting are routine or contested. At the date of this Management Proxy Circular, the management of the Company is not aware of any amendments or variations to the matters referred to in the notice of meeting or other matters which may come before the Meeting.

If you are voting your common shares by proxy, our transfer agent, AST Trust Company (Canada), must receive your completed proxy form by 10:30 a.m. (Toronto time) on Monday, May 27, or 48 hours (excluding Saturdays, Sundays and statutory holidays) before the commencement of any adjourned or postponed Meeting.

Registered Shareholders and Non-Registered Shareholders

You are a registered shareholder if your name appears on your share certificates. Your proxy form tells you whether you are a registered shareholder. Only registered shareholders or the persons they appoint as their proxyholders are permitted to vote at the Meeting.

You are a non-registered (beneficial) shareholder if your bank, trust company, securities broker or other financial institution (an “Intermediary”) holds your common shares for you. For most non-registered shareholders, your proxy form or voting instruction form tells you whether you are a non-registered shareholder.

Non-registered shareholders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as “non-objecting beneficial owners” or “NOBOs”. Non-registered shareholders who have objected to their Intermediary disclosing the ownership information about themselves to the Company are referred to as “objecting beneficial owners” or “OBOs”. The Corporation will send proxy-related materials to NOBOs and OBOs indirectly through Intermediaries and will pay for an Intermediary to deliver the proxy-related materials and a request for voting instructions to OBOs.

Notice-and-Access

The Company has elected to use the notice-and-access provisions under National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) for sending this Management Proxy Circular and other proxy-related materials (the “Meeting Materials”) to all shareholders, including non-registered shareholders.

Notice-and-access is a set of rules adopted by the Canadian Securities Administrators that allows issuers to post electronic versions of proxy-related materials (such as proxy circulars and annual financial statements) on-line, via a secured website, rather than mailing paper copies of such materials to shareholders. Electronic copies of this Management Proxy Circular and other Meeting Materials may therefore be found on www.intellipharmaceutics.com/proxy.cfm or the Company’s issuer profile on SEDAR at www.sedar.com. Shareholders are reminded to review this Management Proxy Circular before voting.

Although this Management Proxy Circular will be posted electronically on-line as noted above, shareholders will be sent a notice of the Meeting via prepaid mail, courier or the equivalent containing information prescribed by applicable securities law, along with the relevant voting document.

The Company will not rely upon the use of “stratification”. Stratification occurs when a reporting issuer using notice-and-access provides a paper copy of the information circular to certain shareholders. In relation to the Meeting, no shareholder will receive a paper copy of this Management Proxy Circular unless such shareholder specifically requests same.

Shareholders with questions about notice-and-access can call the Company toll-free at 1-800-275-0139. Shareholders may obtain paper copies of this Management Proxy Circular free of charge for up to one year. A request for paper copies of this Management Proxy Circular prior to the date of the Meeting should be made no later than May 13, 2019 in order to allow sufficient time for the shareholders to receive the paper copies and to return their relevant voting document by the proxy deposit date. For requests received prior to the date of the Meeting, paper copies of this Management Proxy Circular requested will be sent within three business days after receiving the request; for requests received on or after the date of the Meeting (and within one year), paper copies of this Management Proxy Circular requested will be sent within 10 calendar days after receiving the request.

How to Vote – Registered Shareholders

By proxy

●
Complete, sign and date the proxy form and send the completed proxy to our transfer agent, AST Trust Company (Canada), as follows:

1.
By postal mail:

Detach and return it in the envelope provided or otherwise return it to:

President of Intellipharmaceutics International Inc.
c/o AST Trust Company (Canada)
P.O. Box 721, Agincourt, ON M1S 0A1
Attn: Proxy Dept.

2.
By email:

Email a pdf copy of the signed proxy form to proxyvote@astfinancial.com.

3.
By fax:

Fax the signed proxy to 416-368-2502 or toll free in Canada and United States to 1-866-781-3111.

4.
You may appoint another person or company as your proxyholder to go to the Meeting and vote your common shares for you. This person or company does not have to be a shareholder. Make sure the person or company you appoint is aware of the appointment and attends the Meeting.

●
See also “Completing the Proxy Form” section below for more information.

In-person at the Meeting

●
If you wish to vote in-person, please bring your proxy form to the Meeting (to register and enter the Meeting).

●
You may vote in-person at the Meeting on votes conducted by show of hands or by ballot.

How to Vote – Non-Registered Shareholders

By proxy

●
Your Intermediary is required to ask for your voting instructions before the Meeting, and you should contact your Intermediary if you did not receive a request for voting instructions or proxy form in this package.

●
In most cases, you will receive a voting instruction form from your Intermediary, and you should provide your voting instructions in accordance with the directions on the form.

●
Less frequently, you will receive a proxy form signed by the Intermediary that is restricted as to the number of common shares beneficially owned by you, but is otherwise incomplete.

●
If you receive a proxy form, you should complete and return it in accordance with the directions on the proxy form using the envelope provided, or otherwise return it to AST Trust Company (Canada) by mail to Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, or by fax at 416-368-2502.

●
To be valid for use at the Meeting, proxies must be received before 10:30 a.m. (Toronto time) on Monday, May 27, 2019 or 48 hours (excluding Saturdays, Sundays and statutory holidays) before the commencement of any adjourned or postponed Meeting.

In person at the Meeting

●
The Company does not have access to the names or holdings of non-registered (beneficial) shareholders.

●
Non-registered shareholders can only vote common shares in person at the Meeting if appointed as the proxyholder (you can do this by printing your name in the space provided on the voting instruction form provided by your Intermediary and submitting and returning it as directed on the form).

●
If appointed as proxyholder, a non-registered shareholder will be asked to register his or her attendance at the Meeting and may vote at the Meeting on votes conducted by show of hands or by ballot.

Completing the Proxy Form

For the election of directors and reappointment of the auditor, you can choose to vote “FOR” or “WITHHOLD”.

When you sign the proxy form, you authorize one of Dr. Isa Odidi, Chairman and Chief Executive Officer of the Company, or, failing him, Dr. Amina Odidi, President and Chief Operating Officer of the Company, to vote or withhold from voting your shares in accordance with your instructions.

If you return a duly executed proxy form but do not tell us how you want to vote your shares, your votes will be cast (i) FOR electing the nominees for election as directors of the Company who are listed in this Management Proxy Circular; and (ii) FOR reappointing MNP LLP as our auditor.

You have the right to appoint a person or company other than the persons designated in the proxy form to represent you and vote your shares at the Meeting. If you are appointing someone else to vote your shares for you at the Meeting, strike out the two names that are printed on the proxy form and write the name of the person or company you are appointing in the space provided. Complete your voting instructions, date and sign the proxy form, and return it to AST Trust Company (Canada) as instructed. If you do not specify how you want your shares voted, your proxyholder will vote your shares as he or she sees fit on any matter that may properly come before the Meeting.

If you are an individual shareholder, your proxy form must be signed by you or your authorized attorney. If you are a corporation or other legal entity, the proxy form must be signed by an authorized officer or attorney. A proxy form signed by a person acting as an attorney or in some other representative capacity (including a representative of a corporate shareholder) should indicate that person’s capacity following his or her signature. That proxy form should be accompanied by the appropriate instrument evidencing qualification and authority to act, unless such instrument has previously been filed with the Company.

Revocation of Proxy - Changing Your Vote

You can revoke a vote you made by proxy by:

●
completing a proxy form that is dated later than the proxy form you are revoking, and sending it by postal mail, email or fax to AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, 1-866-781-3111, so that it is received before 10:30 a.m. (Toronto time) on Monday, May 27, 2019;

●
depositing an instrument in writing from you or your authorized attorney (or, if the shareholder is a corporation, by a duly authorized officer) with the President of the Company at the registered office of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2, before 5:00 p.m. (Toronto time), on the last business day preceding the day of the Meeting or any adjournments or postponements thereof at which the proxy is to be used; or

●
depositing an instrument in writing from you or your authorized attorney (or, if the shareholder is a corporation, by a duly authorized officer) revoking your proxy to the chair or secretary of the Meeting, prior to the commencement of the Meeting (or any adjournment or postponement thereof).

A proxy may also be revoked in any other manner permitted by law.

Voting Shares and Record Date

You have one vote for each common share you held on the Record Date, which was April 12, 2019. As at the Record Date there were 22,075,577 common shares outstanding, each carrying the right to one vote at meetings of shareholders.

Only persons who were holders of shares as of the close of business on the Record Date are entitled to receive notice of, attend, and vote at the Meeting. The Company will prepare or cause to be prepared a list of the holders of common shares as of the close of business on the Record Date. At the Meeting, each holder of common shares named in that list will be entitled to vote, in person or by proxy, the common shares shown opposite the holder’s name on that list.

Where Voting Results Will Be Posted

In accordance with Canadian securities law, following the Meeting a report on the voting results of the Meeting will be filed with securities regulators and will be available under the Company’s SEDAR profile at www.sedar.com.

Quorum

The Company’s by-laws provide that the quorum for a meeting is two persons present at the meeting who are entitled to vote thereat as shareholders or proxyholders, representing collectively not less than 5% of the outstanding shares of the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As of the close of business on the Record Date, there were issued and outstanding 22,075,577 common shares of the Company without nominal or par value, each carrying the right to one vote per share.

Each shareholder of record as of the close of business on the Record Date will be entitled to vote at the Meeting, in person or by proxy, the number of common shares held by such holder on the Record Date. To the knowledge of the directors and officers of the Company, no person or company beneficially owns or controls or directs, directly or indirectly, 10% or more of the issued and outstanding common shares of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

1. Election of Directors

The articles of arrangement dated October 22, 2009 of the Company provide for a minimum of three (3) and a maximum of ten (10) directors. The board of directors of the Company (the “Board”) has fixed at six (6) as the number of directors to be elected at the Meeting. Unless authority to vote is withheld, the persons named in the accompanying form of proxy will vote FOR the election of each of the six nominees whose names are set forth below.

All of the nominees are now members of the Board and have been since the dates indicated. Management does not contemplate that any of the nominees will be unable to serve as directors, but if that should occur for any reason prior to the Meeting, the persons named in the accompanying form of proxy reserve the right to vote for another nominee, if any, at their discretion, unless the shareholder has specified in the form of proxy that such shareholder’s shares are to be withheld from voting on the election of directors.

The following table and the notes thereto state the names of all persons proposed to be nominated for election as directors, their place of residence, and all other positions and offices with the Company now held by them, their principal occupations or employments and abbreviated biographies, other public company boards on which they serve, their periods of service as directors of the Company or its predecessor, Intellipharmaceutics Ltd., the number of common shares of the Company beneficially owned, controlled or directed, directly or indirectly, by each of them as at the date of this Management Proxy Circular, and their attendance record at Board meetings during the period December 1, 2017 to fiscal year end, November 30, 2018.

Each proposed director will hold office until the next annual meeting of shareholders or until his successor is duly elected, unless prior thereto the director resigns or the director’s office becomes vacant.

Name and Position with the Company and Place of Residence	Principal Occupation and Biography	Other Public Company Boards	Director Since Common shares beneficially owned or controlled or directed(1) Board Meeting Attendance (including telephone meetings)(2)
Dr. Isa Odidi Director and Chairman of the Board and Chief Executive Officer Ontario, Canada
Dr. Isa Odidi is Chairman of the Board and Chief Executive Officer of the Company. He was a co-founder, and has been an officer and/or a director of the Company or its predecessors since 1998. From 1995 to 1998, Dr. Odidi held positions, first as Director, then as Vice President of Research of Drug Development and New Technologies, at Biovail Corporation International (now Bausch Health Companies Inc.), a drug delivery company. He currently holds a Chair as Professor of Pharmaceutical Technology at the Toronto Institute of Pharmaceutical Technology in Canada and is an Adjunct Professor at the Institute for Molecular Medicine in California. Dr. Odidi is also the Chairman of Smart Pharmaceutical (Shanghai) Ltd, China. Dr. Odidi received his M.Sc. in Pharmaceutical Technology and his Ph.D. in Pharmaceutics from the University of London. Dr. Odidi is also a graduate of the Ivey Executive Management Program from Ivey School of Business at the University of Western Ontario, and obtained his MBA from the Rotman School of Management at the University of Toronto.

		None	September 2004 578,131(3) 4 of 4

Dr. Amina Odidi Director and President and Chief Operating Officer Ontario, Canada
Dr. Amina Odidi is President and Chief Operating Officer of the Company. She was a co-founder, and has been an officer and/or a director of the Company or its predecessors since 1998. She has extensive experience developing and applying proprietary technologies to the development of controlled-release drug products for third-party pharmaceutical companies. She has invented or co-invented various proprietary controlled delivery devices for the delivery of pharmaceutical, nutraceutical, biological, agricultural and chemical agents. Previously she has worked for the pharmaceutical and health care industry. She has co-authored articles, papers and textbooks. She received her M.Sc. in Biopharmaceutics and her Ph.D. in Pharmaceutics from the University of London.

	None	September 2004 578,131(3) 4 of 4
Bahadur Madhani(4)(5) Director Ontario, Canada
Mr. Madhani is President and CEO of Equiprop Management Limited, a property management company. Mr. Madhani was previously a member of the advisory board of Quebecor Ontario. He has also served as Chairman of United Way of Toronto, Chairman of the YMCA of Greater Toronto, and Chairman of the Nelson Mandela Children’s Fund of Canada. Mr. Madhani was awarded membership in the Order of Canada in 2001.

	None	March 2006 750(6) 4 of 4
Kenneth Keirstead(4)(5)(6) Director New Brunswick, Canada
Mr. Keirstead is Executive Manager of the Lyceum Group, a consulting business. He was President and CEO, Sanofi Winthrop Canada Inc.; General Manager, Squibb Medical Systems International; President, Chemfet International and President, Quinton Instruments among other positions. Mr. Keirstead has published studies and reports on health care and related services topics.

	None	January 2006 Nil(7) 4 of 4

Norman Betts(5) Director New Brunswick, Canada
Dr. Betts is a Professor, Faculty of Business Administration, University of New Brunswick, a Chartered Professional Accountant Fellow (FCPA) and a member of the Institute of Corporate Directors (ICD). Dr. Betts currently serves as a director and member of the audit committees of Tanzanian Royalty Exploration Corporation, 49 North Resources, Biotricity Inc and Adex Mining Inc. He has extensive public company and Crown Corporation experience including having served on boards including Tembec Inc, New Brunswick Power Corporation, and the Bank of Canada. He is also co-chair of the board of trustees of the University of New Brunswick Pension Plan for Academic Employees. Dr. Betts is a former Finance Minister and Minister of Business New Brunswick with the Province of New Brunswick. He was awarded a Ph.D. in Management from the School of Business at Queens University in 1992.

	Tanzanian Royalty Exploration Inc. Adex Mining Inc. 49 North Resources Inc. Biotricity Inc. Canada House Wellness Group Inc.	January 2019 13,334 N/A
Shawn Graham(4)(6) Director New Brunswick, Canada
Mr. Graham is the President and CEO of G&R Holdings Inc., which assists companies with developing and implementing global projects and business alliance strategies with a special focus on globalizing with China. Mr. Graham previously served as 31st Premier of Province of New Brunswick (from October 2006 to October 2010). He is a former Chair of the Council of The Federation, Co-chair of Northeastern Governors and Eastern Canadian Premiers, and Co-chair of a Pan-Canadian trade mission to China. He is currently a member of the advisory board of the faculty of business, University of New Brunswick, Saint John as well as a national board member to Ducks Unlimited Canada. Mr. Graham has been awarded an Honorary Doctor of Laws Degree from the University of New Brunswick.

	None	May 2018 13,334 3 of 3

Notes:

(1)
The information as to common shares beneficially owned, controlled or directed, directly or indirectly, not being within the knowledge of the Company, has been furnished by each director individually.

(2)
Committee meetings were held on an as-needed basis throughout the year and are not reflected in these numbers.

(3)
Represents shares owned of record by Odidi Holdings Inc., a privately-held company controlled by Drs. Amina and Isa Odidi. In addition, 276,394 performance-based options are held by Drs. Amina and Isa Odidi, and 560,500 stock options are held by each of Dr. Isa Odidi and Dr. Amina Odidi, of which 224,834 are currently exercisable. Further, Drs. Amina and Isa Odidi have the right to acquire up to 201,666 common shares upon conversion of the 2013 Debenture and the 2018 Debenture (each defined below).

(4)
Member of the Company’s corporate governance committee (the “Corporate Governance Committee”).

(5)
Member of the Company’s audit committee (the “Audit Committee”).

(6)
Member of the Company’s compensation committee (the “Compensation Committee”).

(7)
Mr. Madhani also holds 76,750 options to purchase common shares, of which 35,417 are currently exercisable.

(8)
Mr. Keirstead also holds 76,750 options to purchase common shares, of which 35,417 are currently exercisable.

(9)
Dr. Betts also holds 40,000 options to purchase common shares, of which 13,334 are currently exercisable.

(10)
Mr. Graham also holds 40,000 options to purchase common shares, of which 13,334 are currently exercisable.

(11)
Dr. Betts was appointed a director of the Company January 22, 2019 to fill the vacancy created by the resignation of Dr. Eldon Smith.

The Board adopted a policy on majority voting in March 2016. If, in an uncontested election of directors, a nominee is not elected by at least a majority (50% + 1 vote) of the votes cast with respect to his or her election, he or she will immediately tender to the Board his or her resignation as a director. The Corporate Governance Committee of the Board will then consider the circumstances surrounding the resignation and the director’s ability to continue to serve effectively as member of the Board, and then make a recommendation to the Board as to whether the Board should accept the director’s resignation. The Board will then determine whether or not to accept the resignation within 90 days after the date of the relevant shareholders’ meeting. Absent exceptional circumstances, the Board will accept the resignation. The Company will promptly issue a news release with the Board’s decision. If the Board determines not to accept a resignation, the news release will fully state the reasons for that decision.

Cease Trade Order

Except as noted below, no director of the Company is, as at the date of this Management Proxy Circular, or has been within 10 years before the date of this Management Proxy Circular, a director, chief executive officer or chief financial officer of any company that was the subject of a cease trade or similar order, or an order that denied the other issuer access to any statutory exemptions, for a period of more than thirty consecutive days (i) while that person was acting as a director, chief executive officer or chief financial officer; or (ii) after that person ceased acting as a director, chief executive officer or chief financial officer which resulted from an event that occurred while that person was acting in that capacity.

From March 2006 until June 2013, Dr. Norman Betts served as a director of Starfield Resources Inc. (TSX: SRU) (“Starfield”). On August 22, 2013, Starfield was the subject of a cease trade order issued by the Ontario Securities Commission as a result of Starfield’s failure to file, inter alia, its audited annual financial statements, related management’s discussion and analysis and officer certifications for the year ended February 28, 2013. The order is still in effect. On April 18, 2013, Starfield’s shares were delisted from the TSX.

Bankruptcies

Except as noted below, no director of the Company (i) is, as at the date of this Management Proxy Circular, or has been, within 10 years before the date of this Management Proxy Circular, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (ii) has, within 10 years before the date of this Management Proxy Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or (iii) was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

From March 2006 until June 2013, Dr. Norman Betts served as a director of Starfield. On July 2, 2013, Starfield announced that it was deemed to have made an assignment in bankruptcy, effective at the close of business on June 28, 2013 for failure to file a proposal before the time for doing so had past pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada) (the “BIA”). Starfield had previously filed a Notice of Intention to Make a Proposal (“Notice of Intention”) pursuant to the provisions of Part III of the BIA. Pursuant to the Notice of Intention, PriceWaterhouseCoopers Inc. (“PwC”) was appointed as the trustee (“Proposal Trustee”) in Starfield’s proposal proceedings. Pursuant to an Order of the Ontario Superior Court of Justice (Commercial List), the time for Starfield to file a proposal expired at the end of the day on June 28, 2013. Starfield completed a sale of substantially all of its assets related to its Ferguson Lake Project in early June 2013. However, in consultation with the Proposal Trustee, Starfield determined that it would not be able to put forward a viable proposal and would not be filing a proposal by the deadline. As a result, Starfield was deemed to have made an assignment in bankruptcy at the end of the day on June 28, 2013. PwC acted as the trustee in bankruptcy for Starfield.

2. Appointment and Remuneration of Auditor

The Company’s auditor is MNP LLP (“MNP”), Independent Registered Public Accounting Firm, 111 Richmond Street West, Suite 300, Toronto, ON M5H 2G4. MNP was first appointed as auditor of the Company on July 27, 2016 after Deloitte LLP (“Deloitte”), the Company’s former auditor, agreed to resign. Deloitte had served as the Company’s auditor since October 22, 2009 up to its resignation on July 27, 2016.

Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote FOR the reappointment of MNP, Chartered Professional Accountants, as the auditor of the Company, to hold office until the next annual meeting of the shareholders and to authorize the directors to fix the auditor’s remuneration.

The following table summarizes the total fees paid or accrued by the Company for audit and other services provided by MNP, in relation to the fiscal years ended November 30, 2018 and 2017:

	2018	2017
Audit Fees(1)	$C139,100	$C129,342
Audit-Related Fees(2)	$C160,603	$C210,791
Tax Fees(3)	$C29,305	-
All Other Fees(4)	-	-
Total Fees	$C329,008	$C340,133

Notes:

(1)
Audit fees consist of fees related to the audit of the Company’s consolidated financial statements.

(2)
Audit-related fees consist of consultation on accounting and disclosure matters and reviews of quarterly interim financial statements, prospectus and base shelf activities and Form 20-F reviews.

(3)
Tax fees consist of fees for tax consultation, tax advice and tax compliance services for the Company and its subsidiaries.

(4)
All other fees related to internal control reviews.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

The Company is a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Company’s patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals. Based on this technology platform, the Company has developed several drug delivery systems and a pipeline of products (some of which have received approval from the United States Food and Drug Administration (“FDA”)) and product candidates in various stages of development, including abbreviated new drug applications filed with the FDA (and one abbreviated new drug submission filed with Health Canada) and one new drug application filing in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, diabetes and pain. As of November 30, 2018, the Company had 59 full-time employees engaged in administration and research and development.

Compensation Governance

The Company’s Compensation Committee is comprised of three directors, Messrs. Graham, Madhani and Keirstead, each of whom is considered “independent” within the meaning of section 2.4 of Form 51-102F6 – Statement of Executive Compensation. Each member of the Compensation Committee has sufficient experience in order to make decisions on the suitability of the Company’s compensation policies and practices. See the biography of each member of the Compensation Committee under the heading “Election of Directors”.

The Compensation Committee recommends compensation policies concerning officers and senior management to the Board. The Corporate Governance Committee recommends compensation policies concerning independent directors to the Board. The Board makes the final determinations regarding the adequacy and form of the compensation for non-executive directors to ensure that such compensation realistically reflects the responsibilities and risks involved, without compromising a director’s independence. Further details relating to the role and function of the Compensation Committee and the Corporate Governance Committee is provided in Schedule A to this Management Proxy Circular.

Risk Management

The Board is responsible for identifying the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks. Through the Compensation Committee, the Board is involved in the design of compensation policies to meet the specific compensation objectives discussed below and considers the risks relating to such policies, if any. The Compensation Committee is ultimately responsible for ensuring compliance of the compensation policies and practices of the Company. To date, the Board and the Compensation Committee have not identified any risks arising from the Company’s compensation policies and practices that would be reasonably likely to have a material adverse effect on the Company.

Objectives

The overall objectives of the Company’s compensation program include: (a) attracting and retaining talented executive officers; (b) aligning the interests of those executive officers with those of the Company; and (c) linking individual executive officer compensation to the performance of the Company. The Company’s compensation program is currently designed to compensate executive officers for performance of their duties and to reward certain executive officers for performance relative to certain milestones applicable to their services.

Elements of Compensation

The elements of compensation awarded to, earned by, paid to, or payable to the Named Executive Officers (as hereinafter defined) for the most recently completed financial year are: (a) base salary and discretionary bonuses; (b) long-term incentives in the form of stock options; (c) restricted share unit awards (“RSUs”); and (d) perquisites and personal benefits. The Company chose each of these elements because they help to fulfill the objectives of the Company’s compensation program listed above. Prior to the most recently completed financial year, the Named Executive Officers have also received option-based awards which were assumed by the Company pursuant to the plan of arrangement completed on October 22, 2009.

Base Salary and Discretionary Bonus

Base salary is a fixed element of compensation payable to each Named Executive Officer for performing his or her position’s specific duties. The amount of base salary for a Named Executive Officer has been determined through negotiation of an employment agreement with each Named Executive Officer (see “Employment Agreements” below). While base salary is intended to fit into the Company’s overall compensation objectives in order to attract and retain talented executive officers, the size of the Company and the nature and stage of its business also impact the level of base salary. To date, the level of base salary has not impacted the Company’s decisions about any other element of compensation and the Board may consider discretionary bonuses for individual employees based on exceptional performance by such individuals in a particular fiscal year.

Option-Based Awards

Option-based awards are a variable element of compensation that rewards each Named Executive Officer for individual and corporate performance overall determined by the Board. Option-based awards are intended to fit into the Company’s overall compensation objectives by aligning the interests of all Named Executive Officers with those of the Company, and linking individual Named Executive Officers’ compensation to the performance of the Company. The Board, which includes two of the Named Executive Officers, is responsible for setting and amending any equity incentive plan under which an option-based award is granted.

The Company has in place a stock option plan (the “Option Plan”) for the benefit of certain officers, directors, employees and consultants of the Company, including the Named Executive Officers (as described in greater detail under the heading “ Share-based and Option-based Awards”). Named Executive Officers have been issued options under such plan.

The Company has also granted performance-based options to Dr. Isa Odidi and Dr. Amina Odidi pursuant to a separate option agreement, which was negotiated at the same time as their employment agreements. These options vest upon the Company attaining certain milestones relating to FDA filings and approvals for the development of Company drugs, such that 27,639 options vest in connection with each of the FDA filings for the first five Company drugs and 27,639 options vest in connection with each of the FDA approvals for the first five Company drugs. As of the date hereof, 276,394 of these options have vested and are exercisable.

The Option Plan was adopted effective October 22, 2009 as part of the IPC Arrangement Transaction approved by the shareholders of Intellipharmaceutics Ltd., our predecessor company, at the meeting of shareholders on October 19, 2009. Subject to the requirements of the Option Plan, the Board, with the assistance of the Compensation Committee, has the authority to select those directors, officers, employees and consultants to whom options will be granted, the number of options to be granted to each person and the price at which common shares of the Company may be purchased. Grants are determined based on individual and aggregate performance as determined by the Board.

Restricted Share Units

The Company established a plan for RSUs (the “RSU Plan”) to form part of its incentive compensation arrangements available for officers and employees of the Company and its designated affiliates (as described in greater detail under the heading “Share-based and Option-based Awards”) as of May 28, 2010, when the RSU Plan received shareholder approval.

Perquisites and Personal Benefits

The Company also provides perquisites and personal benefits to its Named Executive Officers, including basic employee benefit plans, which are available to all employees, and a car allowance to cover the cost of an automobile for business purposes. These perquisites and personal benefits were determined through negotiation of an employment agreement with each Named Executive Officer (see “Employment Agreements” below). While perquisites and personal benefits are intended to fit into the Company’s overall compensation objectives by serving to attract and retain talented executive officers, the size of the Company and the nature and stage of its business also impact the level of perquisites and benefits. To date, the level of perquisites and benefits has not impacted the Company’s decisions about any other element of compensation.

Other Compensation-Related Matters

The Company’s share trading policy prohibits all directors and officers of the Company from, among other things, engaging in any short sales designed to hedge or offset a decrease in market value of the securities of the Company.

Performance Graph

The performance graph presented illustrates the cumulative total shareholder return of a C$100 investment in the Company’s common shares over the five most recently completed fiscal years, compared with the cumulative total return of the S&P/TSX Composite Index.

The trend in total shareholder return each year is generally consistent with the trend in the Company’s total compensation of Named Executive Officers (as reflected below under the heading “Summary Compensation Table”). This makes sense as a substantial portion of Named Executive Officers’ total compensation is linked to the Company’s performance and share price. See the above discussion under the heading “Compensation Discussion and Analysis”.

Share-based and Option-based Awards

Grants of stock options and RSUs are determined by the Board with the assistance of the Compensation Committee and, where applicable, in accordance with the terms of the Option Plan and the RSU Plan, as described below. To date previous grants have been taken into account when considering new grants.

Employee Stock Option Plan

The Option Plan was adopted effective October 22, 2009 as part of the IPC Arrangement Transaction approved by the shareholders of Intellipharmaceutics Ltd., our predecessor company, at the meeting of shareholders on October 19, 2009. Subject to the requirements of the Option Plan, the Board, with the assistance of the Compensation Committee, has the authority to select those directors, officers, employees and consultants to whom options will be granted, the number of options to be granted to each person and the price at which common shares of the Company may be purchased. Grants are determined based on individual and aggregate performance as determined by the Board.

The key features of the Option Plan are as follows:

●
The eligible participants are full-time and part-time employees, officers and directors of, or consultants to, the Company or its affiliates, which may be designated from time to time by the Board.

●
The fixed maximum percentage of common shares issuable under the Option Plan is 10% of the issued and outstanding common shares from time to time. The Option Plan will automatically “reload” after the exercise of an option provided that the number of common shares issuable under the Option Plan does not then exceed the maximum percentage of 10%.

●
There are no restrictions on the maximum number of options which may be granted to insiders of the Company other than not more than 1% of the total common shares outstanding on a non-diluted basis can be issued to non-executive directors of the Company pursuant to options granted under the Option Plan and the value of any options granted to any non-executive director of the Company, shall not, on an annual basis, exceed C$100,000.

●
The Board determines the exercise price of each option at the time the option is granted, provided that such price is not lower than the “market price” of common shares at the time the option is granted. “Market price” means the volume weighted average trading price of common shares on the TSX, or another stock exchange where the majority of the trading volume and value of common shares occurs, for the five trading days immediately preceding the relevant date, calculated in accordance with the rules of such stock exchange.

●
Unless otherwise determined by the Board, each option becomes exercisable as to 33 1/3% on a cumulative basis, at the end of each of the first, second and third years following the date of grant.

●
The period of time during which a particular option may be exercised is determined by the Board, subject to any Employment Contract or Consulting Contract (both as hereinafter defined), provided that no such option term shall exceed 10 years.

●
If an option expiration date falls within a “black-out period” (a period during which certain persons cannot trade common shares pursuant to a policy of the Company’s respecting restrictions on trading), or immediately following a black-out period, the expiration date is automatically extended to the date which is the tenth business day after the end of the black-out period.

●
Options may terminate prior to expiry of the option term in the following circumstances:

●
on death of an optionee, options vested as at the date of death are immediately exercisable until the earlier of 180 days from such date and expiry of the option term; and

●
if an optionee ceases to be a director, officer, employee or consultant of the Company for any reason other than death, including receipt of notice from the Company of the termination of his, her or its Employment Contract or Consulting Contract (as defined below), options vested as at the date of termination are exercisable until the earlier of 120 days following such date and expiry of the option term, subject however to any contract between the Company and any employee relating to, or entered into in connection with, the employment of the employee or between the Company and any director with respect to his or her directorship or resignation there from (an “Employment Contract”), any contract between the Company and any consultant relating to, or entered into in connection with, services to be provided to the Company (a “Consulting Contract”) or any other agreement to which the Company is a party with respect to the rights of such person upon termination or change in control of the Company.

●
Options and rights related thereto held by an optionee are not to be assignable or transferable except on the death of the optionee.

●
If there is a take-over bid (within the meaning of the Securities Act (Ontario)) made for all or any of the issued and outstanding common shares of the Company, then all options outstanding become immediately exercisable in order to permit common shares issuable under such options to be tendered to such bid.

●
If there is a consolidation, merger, amalgamation or statutory arrangement involving the Company, separation of the business of the Company into two or more entities or sale of all or substantially all of the assets of the Company to another entity, the optionees will receive, on exercise of their options, the consideration they would have received had they exercised their options immediately prior to such event. In such event and in the event of a securities exchange take-over bid, the Board may, in certain circumstances, require optionees to surrender their options if replacement options are provided. In the context of a cash take-over bid for 100% of the issued and outstanding common shares of the Company, optionees may elect to conditionally surrender their options or, if provided for in an agreement with the offeror, automatically exchange their options for options of the offeror.

●
The Board may from time to time in its absolute discretion amend, modify and change the provisions of the Option Plan or any options granted pursuant to the Option Plan, provided that any amendment, modification or change to the provisions of the Option Plan or any options granted pursuant to the Option Plan shall:

●
not adversely alter or impair any option previously granted;

●
be subject to any regulatory approvals, where required, including, where applicable, the approval of the TSX and/or such other exchange as may be required; and

●
not be subject to shareholder approval in any circumstances, except where the amendment, modification or change to the Option Plan or option would:

i.
reduce the exercise price of an option held by an insider of the Company;

ii.
extend the term of an option held by an insider beyond the original expiration date (subject to such date being extended in a black-out extension situation);

iii.
increase the fixed maximum percentage of common shares issuable under the Option Plan; or

iv.
amend the amendment provision of the Option Plan;

in which case the amendment, modification or change will be subject to shareholder approval in accordance with the rules of the TSX and/or such other exchange as may be required. Amendments to the Option Plan not requiring shareholder approval may for example include, without limitation:

●
amendments of a “housekeeping nature”, including any amendment to the Option Plan or an option that is necessary to comply with applicable law or the requirements of any regulatory authority or stock exchange;

●
changes to the exercise price of an option to an exercise price not below the “market price” unless the change is a reduction in the exercise price of an option held by an insider of the Company;

●
amendments altering, extending or accelerating any vesting terms or conditions in the Option Plan or any options;

●
changes amending or modifying any mechanics for exercising an option;

●
amendments changing the expiration date (including acceleration thereof) or changing any termination provision in any option, provided that such change does not entail an extension beyond the original expiration date of such option (subject to such date being extended in a black-out extension situation);

●
amendments introducing a cashless exercise feature, payable in securities, whether or not such feature provides for a full deduction of the number of underlying securities from the Option Plan maximum;

●
amendments changing the application of the provisions of the Option Plan dealing with adjustments in the number of shares, consolidations and mergers and take-over bids;

●
amendments adding a form of financial assistance or amending a financial assistance provision which is adopted;

●
amendments changing the eligible participants of the Option Plan; and

●
amendments adding a deferred or restricted share unit provision or any other provision which results in participants receiving securities while no cash consideration is received by the Company.

The Board may discontinue the Option Plan at any time without consent of the participants under the Option Plan provided that such discontinuance shall not adversely alter or impair any option previously granted.

A copy of the Option Plan is available upon request in writing to the Chief Financial Officer of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2 or on www.sedar.com.

The 2,207,557 shares that are currently authorized for issuance under the Option Plan represent 10% of the common shares issued and outstanding as at the Record Date. Of the options authorized for issuance under the Option Plan, a total of 251,006 have been issued, representing 1.14% of the common shares issued and outstanding as of the date of this Management Proxy Circular. As of the date of this Management Proxy Circular, 17,200 options have been exercised under the Plan.

The Company has also granted performance-based options to Dr. Isa Odidi and Dr. Amina Odidi pursuant to a separate option agreement, which was negotiated at the same time as their employment agreements. These options vest upon the Company attaining certain milestones relating to FDA filings and approvals for the development of Company drugs, such that 27,639 options vest in connection with each of the FDA filings for the first five Company drugs and 27,639 options vest in connection with each of the FDA approvals for the first five Company drugs. As of the date hereof, these performance-based options are exercisable for up to an aggregate of 276,394 common shares representing approximately 1.25% of the common shares issued and outstanding as at the Record Date (calculated on a partially diluted basis assuming the full exercise of these options), at an exercise price per common share of US$36.20. To date, the level of these performance-based options has been taken into account by the Board and impacted the Company’s decisions about base salary and option-based awards under the Option Plan for the said Named Executive Officers.

Restricted Share Unit Awards for Officers & Employees

The Company established the RSU Plan to form part of its incentive compensation arrangements available for officers and employees of the Company and its designated affiliates as of May 28, 2010, when the RSU Plan received shareholder approval.

The key features of the RSU Plan are as follows:

●
The stated purpose of the RSU Plan is to advance the interests of the Company through the motivation, attraction and retention of employees and officers of the Company and the designated affiliates of the Company and to secure for the Company and the shareholders of the Company the benefits inherent in the ownership of common shares by employees and officers of the Company, it being generally recognized that share incentive plans aid in attracting, retaining and encouraging employees and officers due to the opportunity offered to them to acquire a proprietary interest in the Company and to align their interests with those of the Company.

●
Employees and officers, including both full-time and part-time employees, of the Company and any designated affiliate of the Company, but not any directors of the Company who are not also serving as employees or officers, are eligible to participate under the RSU Plan. Prior to April 5, 2018, the terms of the RSU Plan specifically named Dr. Isa Odidi and Dr. Amina Odidi as not eligible to participate; however, the Board, on the recommendation of the Compensation Committee, amended the terms of the RSU Plan to remove this restriction with the result being that Dr. Isa Odidi and Dr. Amina Odidi will be eligible to be awarded RSUs so long as they are officers of the Company or any designated affiliate of the Company.

●
The RSU Plan is administered by the Board or a committee thereof, which will determine, from time to time, who may participate in the RSU Plan, the number of RSUs to be awarded and the terms of each RSU, all such determinations to be made in accordance with the terms and conditions of the RSU Plan, based on individual and/or corporate performance factors as determined by the Board.

●
The number of common shares available for issuance upon the vesting of RSUs awarded under the RSU Plan is limited to an aggregate of 33,000 common shares of the Company representing approximately 0.15% of the issued and outstanding common shares of the Company as of the Record Date.

●
A separate notional account will be maintained for each participant under the RSU Plan. Each such account will be credited with RSUs awarded to the participant from time to time by way of a bookkeeping entry in the books of the Company. On the vesting of the RSUs and the corresponding issuance of common shares to the participant, or on the forfeiture and cancellation of the RSUs, the RSUs credited to the participant’s account will be cancelled.

●
At the time of the award of RSUs, the Board will determine in its sole discretion the vesting criteria (whether based on time or performance measures of individual and/or corporate performance) applicable to the awarded RSUs. Unless otherwise determined by the Board at the time of the award, RSUs will vest in respect of 33 1/3% of the common shares subject to the RSUs on the first day after each of the first three anniversaries of the award date of such RSU. Notwithstanding the foregoing, all vesting and issuances or payments, as applicable, will be completed no later than December 15 of the third calendar year commencing after an award date.

●
The RSU Plan provides that any unvested RSUs will vest at such time as determined by the Board in its sole discretion such that participants in the RSU Plan will be able to participate in a change of control transaction, including by surrendering such RSUs to the Company or a third party or exchanging such RSUs, for consideration in the form of cash and/or securities.

●
Under the RSU Plan, should the vesting of an RSU fall within a blackout period or within nine business days following the expiration of a blackout period, the vesting will be automatically extended to the tenth business day after the end of the blackout period.

●
If an “event of termination” of employment has occurred, any and all common shares corresponding to any vested RSUs in a participant’s account, if any, will be issued as soon as practicable after the event of termination to the former participant. If an event of termination has occurred, any unvested RSUs in the participant’s account will, unless otherwise determined by the Board in its discretion, forthwith and automatically be forfeited by the participant and cancelled. Notwithstanding the foregoing, if a participant is terminated for just cause, each unvested RSU in the participant’s account will be forfeited by the participant and cancelled. An “event of termination” is defined under the RSU Plan as an event whereby a participant ceases to be eligible under the RSU Plan and is deemed to have occurred by the giving of any notice of termination of employment (whether voluntary or involuntary and whether with or without cause), retirement, or any cessation of employment for any reason whatsoever, including disability or death.

●
No rights under the RSU Plan and no RSUs awarded pursuant to the provisions of the RSU Plan are assignable or transferable by any participant other than pursuant to a will or by the laws of descent and distribution.

●
Under the RSU Plan, the Board may from time to time in its absolute discretion amend, modify and change the provisions of the RSU Plan or any RSUs awarded pursuant to the Plan, provided that any amendment will:

●
not adversely alter or impair any RSU previously awarded except as permitted by the adjustment provisions in the RSU Plan;

●
be subject to any regulatory approvals including, where required, the approval of the TSX;

●
be subject to shareholder approval in accordance with the rules of the TSX in circumstances where the amendment, modification or change to the RSU Plan or RSUs would:

i.
allow for the assignment or transfer of any right under the RSU Plan or a RSU awarded pursuant to the provisions of the RSU Plan other than as provided for under the assignability provisions in the RSU Plan;

ii.
increase the fixed maximum number of common shares which may be issued pursuant to the RSU Plan; or

iii.
amend the amendment provisions of the RSU Plan; and

●
not be subject to shareholder approval in circumstances (other than those listed in the paragraph immediately above), including, but not limited to, circumstances where the amendment, modification or change to the RSU Plan or RSU would:

i.
be of a “housekeeping nature”, including any amendment to the RSU Plan or a RSU that is necessary to comply with applicable law or the requirements of any regulatory authority or stock exchange and any amendment to the RSU Plan or a RSU to correct or rectify any ambiguity, defective provision, error or omission therein, including any amendment to any definitions therein;

ii.
alter, extend or accelerate any vesting terms or conditions in the RSU Plan or any RSU;

iii.
change any termination provision in any RSU;

iv.
introduce features to the RSU Plan that would permit the Company to, instead of issuing common shares from treasury upon the vesting of the RSUs, retain a broker and make payments for the benefit of participants to such broker who would purchase common shares through the facilities of the TSX for such participants;

v.
introduce features to the RSU Plan that would permit the Company to, instead of issuing common shares from treasury upon the vesting of the RSUs, make lump sum cash payments to participants;

vi.
change the application of the adjustment provisions of the RSU Plan or the change of control provisions of the RSU Plan; or

vii.
change the eligible participants under the RSU Plan.

A copy of the RSU Plan is available upon request in writing to the Chief Financial Officer of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2.

The 33,000 common shares that are currently authorized for issuance under the RSU Plan represent approximately 0.15% of the Company’s common shares issued and outstanding as at the Record Date. No RSUs have been issued and none are outstanding as at the Record Date.

Summary Compensation Table

The following table sets forth all direct and indirect compensation for, or in connection with, services provided to the Company for the financial years ended November 30, 2018, November 30, 2017 and November 30, 2016 in respect of the Chief Executive Officer, the Chief Financial Officer and two other officers of the Company who earned greater than C$150,000 in total compensation in the fiscal year ended November 30, 2018 (“Named Executive Officers”).

Non-equity incentive plan compensation (U.S.$)(f)
Name and principal position(a)	Year(b)	Salary (U.S.$)(1)(c)	Share-based awards (U.S.$)(d)	Option-based awards (U.S.$)(2)(e)	Annual incentive plans(3)	Long-term incentive plans	Pension value (U.S.$)(g)	All other compensation (U.S.$)(4)(h)	Total compensation (U.S.$)(i)
Dr. Isa Odidi, Chairman, Chief Executive Officer and Co-Chief Scientific Officer	2018 2017 2016	$350,306 $343,430 $340,464	N/A N/A N/A	$811,208 $1,609,573 $703,016	N/A N/A $340,464	N/A N/A N/A	N/A N/A N/A	$13,950 $13,676 $13,558	$1,175,465 $1,966,680 $1,397,502
Dr. Amina Odidi, President, Chief Operating Officer and Co-Chief Scientific Officer	2018 2017 2016	$350,306 $343,430 $340,464	N/A N/A N/A	$811,208 $1,609,573 $703,016	N/A N/A $340,464	N/A N/A N/A	N/A N/A N/A	$13,950 $13,676 $13,558	$1,175,465 $1,966,680 $1,397,502
Andrew Patient, Former Chief Financial Officer(5)	2018 2017	$232,504 $54,395	N/A N/A	$11,619 $19,800	N/A N/A	N/A N/A	N/A N/A	$13,950 $3,419	$258,073 $77,614
Greg Powell, Chief Financial Officer (6)	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

(1)
Salaries paid by the Company to each Named Executive Officer are paid in Canadian dollars. All amounts are expressed in U.S. dollars converted at the exchange rate of US$0.7750 to C$1.00 (2017 - US$ 0.7598; 2016 – U.S. $0.7932) being the average closing exchange rate quoted by the Bank of Canada for the respective periods. Salary includes all amounts paid or payable to the Named Executive Officer. Actual amount paid to each Named Executive Officer in fiscal 2018, 2017 and 2016 are as disclosed in the table.

(2)
The Company entered into a separate acknowledgement and agreement with Drs. Isa and Amina Odidi dated October 22, 2009 to be bound by the performance-based stock option agreement dated September 10, 2004 pursuant to which Drs. Isa and Amina Odidi are entitled to purchase up to 276,394 of the Company’s common shares upon payment of US$36.20 per share, subject to satisfaction of the performance vesting conditions. The value of the option-based awards is determined using the Black-Scholes pricing model calculated as at the award date.

(3)
“All other compensation” includes car allowances and other miscellaneous benefits.

(4)
Amount awarded at the discretion of the Board. Bonuses awarded in 2016 were paid in the second quarter of 2017; no bonuses were awarded during the fiscal years 2017 and 2018.

(5)
Mr. Patient served as the Company's Chief Financial Officer from September 6, 2017 until his resignation effective on November 30, 2018.

(6)
Mr. Powell was appointed as Chief Financial Officer of the Company effective February 11, 2019.

Significant factors necessary to understand the information disclosed in the Summary Compensation Table above include the terms of each Named Executive Officer’s employment agreement and the terms of the separate agreement relating to performance-based options applicable to Drs. Isa and Amina Odidi described below.

Employment Agreements

The employment agreement with Dr. Isa Odidi, the Chief Executive Officer and Co-Chief Scientific Officer of the Company, effective September 1, 2004, entitles Dr. Isa Odidi to receive a base salary of US$200,000 per year, which is paid in Canadian dollars, and is increased annually each year during the term of the agreement by 20% of the prior year’s base salary. In addition, he is entitled to: (a) participate in the Option Plan; (b) participate in all employee benefit plans and programs, except for the DSU Plan; and (c) a car allowance of up to US$1,000 per month. The initial term of the employment agreement was until September 30, 2007, at which time, pursuant to the terms of the agreement, the agreement was deemed to be extended automatically for an additional three-year period on the same terms and conditions (i.e. until September 30, 2010). The agreement will continue to be extended automatically for successive additional three-year periods on the same terms unless the Company gives Dr. Isa Odidi written notice at least two years prior to the date on which the agreement would otherwise be extended. See “Termination and Change of Control Benefits” below. Dr. Isa Odidi’s employment agreement was amended on August 1, 2007 and June 8, 2009 to include intellectual property, non-competition and non-solicitation provisions in favour of the Company. In April 2010, Dr. Isa Odidi’s employment agreement was amended effective as of December 1, 2009, to eliminate the right to annual increases in his base salary of 20% each year and to roll back his base salary effective December 1, 2009 to the level payable under the employment agreement for the period from September 2008 to August 2009 or C$452,000 per year. Pursuant to such amendment, Dr. Isa Odidi’s base salary is subject to increase on an annual basis at the discretion of the Board, and Dr. Isa Odidi is eligible to receive a bonus, based on his performance, and that of the Company, as determined by the Board. In February 2012, Dr. Isa Odidi received a grant of 30,000 options of which 20,000 vested immediately on issuance and the remaining 10,000 vested on February 17, 2013 at an exercise price of C$32.70 per share. In April 2013, Dr. Isa Odidi received a grant of 7,500 options of which 3,750 vested immediately on issuance and the remaining 3,750 vested on November 30, 2013 at an exercise price of C$18.10 per share. In March 2014, Dr. Isa Odidi received a grant of 5,000 options of which 2,500 vested immediately on issuance and the remaining 2,500 vested on November 30, 2014 at an exercise price of C$42.90 per share. In November 2015, Dr. Isa Odidi received a grant of 7,000 options of which 4,900 vested immediately on issuance, with the remaining 2,100 options vested on November 30, 2016 at an exercise price of C$25.20 per share. In August 2016, Dr. Isa Odidi received a grant of 9,000 options of which 6,000 vested immediately on issuance, with the remaining 3,000 vested on November 30, 2017 at an exercise price of C$24.20 per share. In November 2017, Dr. Isa Odidi received a grant of 7,000 options of which 2,333 vested immediately on issuance, 2,333 vested on November 30, 2018 and 2,334 will vest on November 30, 2019 at an exercise price of C$11.50 per share.

The employment agreement with Dr. Amina Odidi, the President, Chief Operating Officer and Co-Chief Scientific Officer of the Company, effective September 1, 2004, entitles Dr. Amina Odidi to receive a base salary of US$200,000 per year, which is paid in Canadian dollars and is increased annually each year during the term of the agreement by 20% of the prior year’s base salary. In addition, she is entitled to: (a) participate in the Option Plan; (b) participate in all employee benefit plans and programs, except for the DSU Plan; and (c) a car allowance of up to US$1,000 per month. The initial term of the employment agreement was until September 30, 2007, at which time, pursuant to the terms of the agreement, the agreement was deemed to be extended automatically for an additional three-year period on the same terms and conditions (i.e. until September 30, 2010). The agreement will continue to be extended automatically for successive additional three-year periods on the same terms unless the Company gives Dr. Amina Odidi written notice at least two years prior to the date on which the agreement would otherwise be extended. See “Termination and Change of Control Benefits” below. Dr. Amina Odidi’s employment agreement was amended on August 1, 2007 and June 8, 2009 to include intellectual property, non-competition and non-solicitation provisions in favour of the Company. In April 2010, Dr. Amina Odidi’s employment agreement was amended effective as of December 1, 2009, to eliminate the right to annual increases in her base salary of 20% each year and to roll back her base salary effective December 1, 2009 to the level payable under the employment agreement for the period from September 2008 to August 2009, being C$452,000 per year. Pursuant to such amendment, Dr. Amina Odidi’s base salary is subject to increase on an annual basis at the discretion of the Board, and Dr. Amina Odidi is eligible to receive a bonus, based on her performance and the Company, as determined by the Board. In February 2012, Dr. Amina Odidi received a grant of 30,000 options of which 20,000 vested immediately on issuance and the remaining 10,000 vested on February 17, 2013 at an exercise price of C$32.70 per share. In April 2013, Dr. Amina Odidi received a grant of 7,500 options of which 3,750 vested immediately on issuance and the remaining 3,750 vested on November 30, 2013 at an exercise price of C$18.10 per share. In March 2014, Dr. Amina Odidi received a grant of 5,000 options of which 2,500 vested immediately on issuance and the remaining 2,500 vested on November 30, 2014 at an exercise price of C$42.90 per share. In November 2015, Dr. Amina Odidi received a grant of 7,000 options of which 4,900 vested immediately on issuance, with the remaining 2,100 options vested on November 30, 2016 at an exercise price of C$25.20 per share. In August 2016, Dr. Amina Odidi received a grant of 9,000 options of which 6,000 vested immediately on issuance, with the remaining 3,000 vested on November 30, 2017 at an exercise price of C$24.20 per share. In November 2017, Dr. Amina Odidi received a grant of 7,000 options of which 2,333 vested immediately on issuance, 2,333 vested on November 30, 2018 and 2,334 will vest on November 30, 2019 at an exercise price of C$11.50 per share.

In addition, the Company entered into a separate acknowledgement and agreement with Drs. Isa and Amina Odidi dated October 22, 2009 to be bound by the performance-based stock option agreement dated September 10, 2004 pursuant to which Drs. Isa and Amina Odidi are entitled to purchase up to 276,394 of the Company’s common shares. These options were not granted under the Option Plan. These options vest upon the Company attaining certain milestones related to the FDA filings and approvals for

Company products and product candidates. The options are exercisable at a price of $36.20 per share and were to expire in September 2014. Effective March 27, 2014, the Company’s shareholders approved a two year extension of the performance-based stock option expiry date to September 2016. Effective April 19, 2016, the Company’s shareholders approved a further two year extension of the performance-based stock option expiry date to September 2018. Effective May 15, 2018, the Company’s shareholders approved a further two year extension of the performance-based stock option expiry date to September 2020. As of the date hereof, 276,394 of these options have vested and are exercisable.

Andrew Patient had served as the Company’s Chief Financial Officer from September 6, 2017 until his resignation effective on November 30, 2018. The employment agreement with Andrew Patient, dated August 30, 2017, effective September 6, 2017, entitled Mr. Patient to receive a base salary of C$300,000, which was paid in Canadian dollars, per year. In addition, he was entitled to: (a) participate in the Option Plan; (b) participate in all employee benefit plans and programs; and (c) a car allowance of C$1,500 per month. The agreement provided for automatic renewal on December 31 each year from year to year in absence of notice of termination from the Company at least 90 days prior to the end of the then applicable term. If the agreement was terminated without cause, it required payment to Mr. Patient of 3 months' base salary, plus 6 weeks' base salary for every full year of service, up to a combined maximum of 12 months. If such termination occurred within six months of a change of control of the Company, it required payment to Mr. Patient of thirteen months' base salary, plus 6 weeks' base salary for every full year of service, up to a combined maximum of 18 months. Mr. Patient’s employment agreement contains intellectual property, non-competition and non-solicitation provisions in favor of the Company. Mr. Patient was granted 6,000 options, of which 2,000 vested immediately on issuance, 2,000 vested on October 20, 2018 and the remaining 2,000 were to vest on October 20, 2019 at an exercise price of C$12.70 per share. In November 2017, Mr. Patient received a grant of 1,500 options of which 500 vested immediately on issuance, 500 to vest on November 30, 2018 and the remaining 500 to vest on November 30, 2019 at an exercise price of C$11.50 per share. Mr. Patient’s options will cease to be exercisable 120 days after the date on which he ceased to be employed by the Company, i.e. will cease to be exercisable on March 30, 2019.

The employment agreement with Greg Powell, the Chief Financial Officer of the Company, effective February 11, 2019 entitles Mr. Powell to receive a base salary of C$180,000 per year, which is paid in Canadian dollars. In addition, he is entitled to: (a) participate in the Option Plan; (b) participate in all employee benefit plans and programs; and (c) a car allowance of C$1,000 per month. The employment agreement is for an indefinite term. If the agreement is terminated without cause, payment instead of notice can be provided: it will require payment to Mr. Powell of 3 months' base salary, plus 1 month’s base salary for every full year of service, up to a combined maximum of 12 months. Mr. Powell’s employment agreement contains intellectual property, non-competition and non-solicitation provisions in favor of the Company.

Incentive Plan Awards

Outstanding Option-Based Awards and Share-Based Awards – The following table sets forth for each Named Executive Officer all awards outstanding at the end of the most recently completed financial year, including awards granted before the most recently completed financial year. Each option grant allows the holder to purchase one of the Company’s common shares.

	Option-based Awards				Share-based Awards
Name(a)	Number of securities underlying unexercised options (#)(b)	Option exercise price (C$)(c)	Option expiration date(d)	Value of unexercised in-the-money options (C$)(e)(3)	Number of shares or units of shares that have not vested (#)(f)	Market or payout value of share-based awards that have not vested (C$)(g)
Drs. Isa Odidi and Amina Odidi(1)	276,394	U.S.$36.20	Sept. 10, 2020	N/A	N/A	N/A
Dr. Isa Odidi	30,000 7,500 5,000 7,000 9,000 7,000	32.70 18.10 42.90 25.20 24.20 11.50	Feb. 16, 2022 Apr. 13. 2020 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022	N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A
Dr. Amina Odidi	30,000 7,500 5,000 7,000 9,000 7,000	32.70 18.10 42.90 25.20 24.20 11.50	Feb. 16, 2022 Apr. 13. 2020 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022	N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A
John Allport(2)	25,000 2,500 5,000 4,000 5,500	32.70 18.10 42.90 25.20 24.20	Feb. 16. 2022 Apr. 13, 2020 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021	N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A
Andrew Patient(5)	6,000 1,500	12.70 11.50	Oct. 20, 2027(5) Nov. 30, 2022(5)	N/A	N/A	N/A
Greg Powell(6)	10,000	N/A	N/A	N/A	N/A	N/A

Notes:

(1)
These option-based awards are held jointly.

(2)
The value of unexercised options at year-end is calculated by subtracting the option exercise price from the closing price of the common shares of the Company on the TSX for C$ exercise prices and Nasdaq for US$ exercise prices on November 30, 2018 (C$0.45 and US$0.33, respectively) and multiplying the result by the number of common shares underlying an option.

(3)
Mr. Patient served as the Company’s Chief Financial Officer from September 6, 2017 until his resignation effective November 30, 2018. Mr. Patient’s options ceased to be exercisable on March 30, 2019, i.e. 120 days after he ceased to be employed by the Company.

(4)
Mr. Powell was appointed as Chief Financial Officer of the Company effective February 11, 2019. Mr. Powell’s employment agreement provides for the grant, pursuant and subject to the Option Plan, and as of the commencement of employment, of 10,000 options, of which 4,000 should vest immediately on issuance, 3,000 should vest on the first anniversary of issuance, and the remaining 3,000 should vest on the second anniversary of issuance. The exercise price of these options should be the volume weighted average trading price of the Company’s common shares on TSX and Nasdaq for the five business day preceding the approval of the issuance of the options by the Board. These options were approved by the Board on March 20, 2019.

Incentive Plan Awards – Value Vested or Earned During the Year – The following table sets forth details of the value vested or earned during the most recently completed financial year for each incentive plan award.

Name	Option-based awards - Value vested during the year (U.S.$)	Share-based awards - Value vested during the year (U.S.$)	Non-equity incentive plan compensation - Value earned during the year (U.S.$)
(a)	(b)(1)	(c)	(d)
Drs. Isa Odidi	N/A	N/A	N/A
Dr. Amina Odidi	N/A	N/A	N/A
Andrew Patient(2)	N/A	N/A	N/A

Notes:

(1)
The amount represents the theoretical total value if the options had been exercised on the vesting date, established by calculating the difference between the closing price of the common shares of the Company on the TSX on the vesting date and the exercise price.

(2)
Mr. Patient served as the Company’s Chief Financial Officer from September 6, 2017 until his resignation effective November 30, 2018. Mr. Patient’s options ceased to be exercisable on March 30, 2019, i.e. 120 days after he ceased to be employed by the Company.

Pension Plan Benefits

The Company does not provide a defined benefit pension plan or a defined contribution pension plan for any of its Named Executive Officers, nor does it have a deferred compensation pension plan for any of its Named Executive Officers. There are no amounts set aside or accrued by the Company or its subsidiaries to provide pension, retirement or similar benefits.

Termination and Change of Control Benefits

The employment agreement with each of Dr. Isa Odidi and Dr. Amina Odidi (collectively, the “Odidis”), by virtue of it being a fixed-term agreement with automatic renewal provisions, effectively provides for payments to the Odidis following termination of the employment agreement unless the agreement has been terminated in accordance with its terms. As a result, if either of the Odidis had been terminated on the last business day of the Company’s most recently completed financial year, it is estimated that an amount of up to approximately C$1.8 million would be payable to each of the Odidis, which is the amount that would have been payable through to September 30, 2022, at each of the Odidis’ current annual base salary level. Given their nature as fixed term employment agreements, if notice is properly provided to not renew the agreement following the term ending September 30, 2022, then as such date approaches the amount payable upon termination to the Odidis will decrease to the point where no amount would be payable upon termination as at September 30, 2022. Any termination of the employment of the Odidis must be undertaken by and is subject to the prior approval of the Board. There are no payments applicable under the employment agreements of the Odidis relating to a change of control of the Company.

For a discussion of certain termination and change of control benefits under the employment agreement with Mr. Patient, see the description of his employment agreement under the heading “Employment Agreements” above.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth all amounts of compensation provided to the non-executive directors (except for Dr. Betts who was elected to the Board in January 2019) for the Company’s most recently completed financial year.

Name	Fees earned	Share-based awards	Option-based awards	Non-equity incentive plan compensation	Pension value	All other compensation	Total
(a)	(b)	(c)(2)	(d)(3)	(e)	(f)	(g)	(h)
Eldon Smith(1)	C$33,250	N/A	N/A	N/A	N/A	N/A	C$33,250
Kenneth Keirstead	C$43,000	N/A	N/A	N/A	N/A	N/A	C$43,000
Bahadur Madhani	C$48,000	N/A	N/A	N/A	N/A	N/A	C$48,000
Shawn Graham	C$16,375	N/A	N/A	N/A	N/A	N/A	C$16,375

Notes:

(1)
DSUs (defined herein) that were earned. Does not include DSUs earned in the previous financial year and granted in the most recently completed financial year.

(2)
Option-based awards for fiscal year 2018 were issued on November 30, 2018.

(3)
Eldon Smith served as a Director to the Company from October 2009 until his resignation (effective January 8, 2019) to pursue other opportunities.

Significant factors necessary to understand the information disclosed in the Director Compensation Table above include the following: Non-management directors receive an annual retainer of C$25,000. The Audit Committee chair receives an annual retainer of C$10,000. The Corporate Governance Committee chair and Compensation Committee Chair, each receives an annual retainer of C$5,000. Non-chair committee members are paid an additional C$2,500 per year per committee. Meetings will result in an additional C$1,000 per day per meeting.

Deferred Share Unit Awards for Outside Directors

The Company established a plan (the “DSU Plan”) for deferred share units (“DSUs”) to permit directors who are not officers of the Company to defer receipt of all or a portion of their Board fees until termination of Board service, and to receive such fees in the form of common shares at that time.

The key features of the DSU Plan are as follows:

●
The DSU Plan is administered by the Board or a committee thereof. Members of the Board who are not salaried officers or employees of the Company or a related corporation are eligible to participate under the DSU Plan. By the terms of the DSU Plan, Dr. Isa Odidi, the Chief Executive Officer of the Company, and Dr. Amina Odidi, the President and Chief Operating Officer of the Company, are specifically not eligible to participate.

●
The number of common shares available for issuance upon redemption of DSUs issued under the DSU Plan is limited to 11,000 common shares of the Company, representing approximately 0.05% of the total number of issued and outstanding common shares as of the Record Date.

●
Each participant may elect to be paid a minimum of 20% up to a maximum of 100%, in 10% increments, of Board fees in the form of DSUs in lieu of being paid such fees in cash. On the date on which Board fees are payable (on a quarterly basis), the number of DSUs to be credited to the participant is determined by dividing an amount equal to the designated percentage of the Board fees that the participant has elected to have credited in DSUs on that fee payment date, by the calculated market value of a common share (typically on the TSX) on that fee payment date. The market value of a common share is the weighted average trading price of the common shares on any exchange where the common shares are listed (including the TSX) for the last five trading days prior to such day. If dividends are declared by the Company, a participant will also be credited with dividend equivalents in the form of additional DSUs based on the number of DSUs the participant holds on the record date for the payment of a dividend. Dividend equivalents are calculated by dividing (i) the amount obtained by multiplying the amount of the dividend declared and paid per common share by the number of DSUs in the participant’s account on the record date for the payment of such dividend, by (ii) the market value of a common share on that dividend payment date. The market value of a common share is the weighted average trading price of the common shares on any exchange where the common shares are listed (including the TSX) for the last five trading days prior to such day.

●
A participant is permitted to redeem his/her DSUs only following termination of Board service by way of retirement, non-re-election as a director, resignation or death. Upon redemption of DSUs, the Company will issue to the participant common shares of the Company equal to the number of DSUs to be redeemed.

●
A separate notional account is maintained for each participant under the DSU Plan. Each such account will be credited with DSUs issued to the participant from time to time by way of a bookkeeping entry in the books of the Company. The DSUs credited to the participant’s account will be cancelled as of the applicable redemption date and following redemption of all DSUs credited to the participant’s account, such participant’s account will be closed.

●
No rights under the DSU Plan and no DSUs credited pursuant to the provisions of the DSU Plan are assignable or transferable by any participant other than pursuant to a will or by the laws of descent and distribution.

●
Under the DSU Plan, the Board may from time to time in its absolute discretion amend, modify and change the provisions of the DSU Plan or any DSUs issued pursuant to the DSU Plan, provided that any amendment will:

●
not adversely alter or impair any DSU previously credited without such participant’s consent in writing except as permitted by the adjustment provisions in the DSU Plan;

●
be subject to any regulatory approvals including, where required, the approval of the TSX;

●
be subject to shareholder approval in accordance with the rules of the TSX in circumstances where the amendment, modification or change to the DSU Plan or DSU would:

i.
allow for the assignment or transfer of any right under the DSU Plan or a DSU credited pursuant to the provisions of the DSU Plan other than as provided for under the assignability provisions in the DSU Plan;

ii.
increase the fixed maximum number of common shares which may be issued pursuant to the DSU Plan; or

iii.
amend the amendment provisions of the DSU Plan; and

●
not be subject to shareholder approval in circumstances (other than those listed in the paragraph immediately above), including, but not limited to, circumstances where the amendment, modification or change to the DSU Plan or DSU would:

i.
be of a “housekeeping nature”, including any amendment to the DSU Plan or a DSU that is necessary to comply with applicable law or the requirements of any regulatory authority or stock exchange and any amendment to the DSU Plan or a DSU to correct or rectify any ambiguity, defective provision, error or omission therein, including any amendment to any definitions therein;

ii.
introduce features to the DSU Plan that would permit the Company to, instead of issuing common shares from treasury upon the redemption of the DSUs, retain a broker and make payments for the benefit of participants to such broker who would purchase common shares through the facilities of the TSX for such participants;

iii.
introduce features to the DSU Plan that would permit the Company to, instead of issuing common shares from treasury upon the redemption of the DSUs, make lump sum cash payments to participants;

iv.
change the application of the adjustment provisions of the DSU Plan; or

v.
change the eligible participants under the DSU Plan.

A copy of the DSU Plan is available upon request in writing to the Chief Financial Officer of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2.

The 11,000 common shares that are currently authorized for issuance under the DSU Plan represent approximately 0.05% of the Company’s common shares issued and outstanding as at the Record Date. A total of 10,279 DSUs have been issued, representing common share rights that comprise approximately 0.05% of the common shares issued and outstanding as at the Record Date.

 Outstanding Option-Based Awards and Share-Based Awards

The following table sets forth all amounts of option-based and share-based awards to the non-executive directors for the Company’s most recently completed financial year.

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price	Option expiration date	Value of unexercised in-the-money options	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)
Eldon Smith	1,000 2,500 3,750 3,750 2,000 3,500 4,000	C$28.80 C$18.10 C$32.20 C$42.90 C$25.20 C$24.20 C$11.50	May 08, 2019 May 08, 2029 May 08, 2019 Feb. 28, 2019 May 08, 2020 May 08, 2021 May 08, 2022	N/A N/A N/A N/A N/A N/A N/A	10,279 N/A N/A N/A N/A N/A N/A	C$4,626 N/A N/A N/A N/A N/A N/A
Kenneth Keirstead	1,000 2,500 3,750 3,750 2,000 3,500 4,000	C$28.80 C$18.10 C$32.20 C$42.90 C$25.20 C$24.20 C$11.50	Oct. 22, 2019 Apr. 13, 2020 Nov. 30, 2019 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022	N/A N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A N/A
Bahadur Madhani	1,000 2,500 3,750 3,750 2,000 3,500 4,000	C$28.80 C$18.10 C$32.20 C$42.90 C$25.20 C$24.20 C$11.50	Oct. 22, 2019 Apr. 13, 2020 Nov. 30, 2019 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022	N/A N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A N/A	N/A N/A N/A N/A N/A N/A N/A
Shawn Graham	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

(1)
The value of unexercised options at year-end is calculated by subtracting the option exercise price from the closing price of the common shares of the Company on the TSX on November 30, 2018 (C$0.45) and multiplying the result by the number of common shares underlying an option.

(2)
These DSUs are permitted to be redeemed only following termination of Board service. Includes DSUs earned as at November 30, 2018.

(3)
The value of DSUs at year-end is calculated from the closing price of the common shares of the Company on the TSX on November 30, 2018 (C$0.45) and multiplying by the number of common shares underlying a DSU.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth all amounts of option-based and share-based awards vested to the non-executive directors of the Company for the most recently completed financial year and no non-equity incentive plan compensation was earned during the most recently completed financial year.

Name	Option-based awards - Value vested during the year	Share-based awards - Value vested during the year	Non-equity incentive plan compensation - Value earned during the year
(a)	(b)(1)	(c)(2)	(d)
Eldon Smith	N/A	N/A	Nil
Kenneth Keirstead	N/A	N/A	Nil
Bahadur Madhani	N/A	N/A	Nil

Notes:

(1)
The amount represents the theoretical total value if the options had been exercised on the vesting date, established by calculating the difference between the closing price of the common shares of the Company on the TSX on the vesting date and the exercise price.

(2)
The amount represents the theoretical total value of DSUs which were fully vested on their respective dates of issuance. DSUs are issued at the calculated market value of a common share on the date of issuance.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information regarding securities authorized for issuance under the Company’s equity compensation plans is provided below, as of November 30, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights (US$)	Number of securities remaining available for future issuance under equity compensation plans (excluding all securities reflected in column)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (Employee Stock Option Plan)	279,256	13.61	1,545,968
Equity compensation plans not approved by security holders(1)	276,394	36.20	N/A
TOTA	555,650	31.61	1,545,968

Note:

(1)
Includes 276,394 of performance-based options issued to certain Named Executive Officers. See “Executive Compensation”.

 INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Since the beginning of the Company’s last financial year, no present or former director or officer, or any associate of such director or officer is currently or has been indebted to the Company.

AUDIT COMMITTEE INFORMATION

Reference is made to the annual information form of the Company for the year ended November 30, 2018 (the “Annual Information Form”) for disclosure of information relating to the Audit Committee. A copy of this document can be found on SEDAR at www.sedar.com or by contacting the Chief Financial Officer of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2 telephone (416) 798-3001. A copy of the Charter of the Audit Committee is attached to the Annual Information Form as Schedule A.

 INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of the Company, no person who has been a director or executive officer of the Company since the beginning of the Company’s most recently completed financial year, nor any associate or affiliate of such persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting, other than in a capacity as a holder of securities of the Company.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below, to the knowledge of the Company, no (i) director or executive officer of the Company or any of its subsidiaries; (ii) shareholder (or director or executive officer of such shareholder) who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the common shares of the Company; and (iii) associates or affiliates of the foregoing, had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

On September 10, 2018, the Company completed a private placement financing of an unsecured convertible debenture in the principal amount of US$0.5 million (the “2018 Debenture”). The 2018 Debenture bears interest at a rate of 10% per annum, payable monthly, may be prepaid at any time at our option, and is convertible into common shares at any time prior to the maturity date at a conversion price of US$3.00 per common share at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and shareholders of our Company, provided us with the original US$500,000 of proceeds for the 2018 Debenture. The maturity date for the 2018 Debenture is September 1, 2020.

On April 4, 2019, the Company received conditional approval from the TSX for the proposed issuance by the Company of an unsecured convertible debenture in the principal amount of US$1,050,000 (the “New Debenture”) to Drs. Isa and Amina Odidi. The New Debenture would bear interest at a rate of 12% per annum, payable monthly, could be prepaid at any time at our option, and would be convertible into common shares at any time prior to the maturity date at a conversion price of US$0.59 per common share at the option of the holder. The maturity date for the New Debenture would be November 1, 2019. The New Debenture is meant to satisfy the principal amount owing under the convertible debenture issued by the Company to Drs. Isa and Amina Odidi on January 10, 2013 (the “2013 Debenture”), which has been extended multiple times and was most recently due and payable on April 1, 2019. Drs. Isa and Amina Odidi agreed to a 30 day extension of the maturity date, so the 2013 Debenture is now due and payable on May 1, 2019.

CORPORATE GOVERNANCE DISCLOSURE

Guidelines

“Corporate governance” is the process and structure used to direct and manage the business and affairs of the Company to achieve the shareholders’ objectives. The shareholders elect the members of the Board who in turn are responsible for overseeing all aspects of the operations of the Company, appointing management, and ensuring that the business is managed properly taking into account the interests of the shareholders and other stakeholders, such as employees and patients.

The Board, monitors changes with respect to corporate governance practices and regulatory requirements. Under National Instrument 58-101 - Disclosure of Corporate Governance Practices and National Instrument 52-110 - Audit Committees of the Canadian Securities Administrators, the Company is required to disclose information in this Management Proxy Circular relating to its corporate governance practices. The Company’s disclosure is set out below and in Schedule A to this Management Proxy Circular.

Mandate of the Board of Directors

The Board has adopted a formal mandate outlining its responsibilities. The text of the Board’s mandate can be found on the Company’s web site and at www.sedar.com.

The Board is responsible for the stewardship of the Company and for supervising the management of the business and affairs of the Company. As part of this overall responsibility, the Board handles the following matters:

●
Succession planning, including appointing, developing, and monitoring senior management and the CEO;

●
Adopting a strategic planning process and approving and reviewing, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Company;

●
Identifying the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage those risks;

●
Establishing communication policies for the Company, which should:

a.
address how the Company interacts with analysts, investors, other key stakeholders, and the public;

b.
contain measures with respect to the Company’s compliance, its continuous and timely disclosure obligations, and the avoidance of selective disclosure; and

c.
be reviewed at least annually.

●
Ensuring the integrity of the Company’s internal control and management information systems;

●
Ensuring the integrity of the CEO and the other executive officers, and ensuring that there is a culture of integrity throughout the organization;

●
Establishing what business transactions and expenditures require the prior approval of the Board;

●
Establishing specific and effective measures in the Company for receiving shareholder feedback;

●
On an annual basis, communicating to management the Board’s expectations of it;

●
Establishing a committee composed solely of non-Management directors with the responsibility to assess directors on an ongoing basis and propose new Board nominees;

●
Establishing an orientation and education program for all new directors and a continuing education program for all directors;

●
Developing the Company’s approach to corporate governance and monitoring compliance with relevant regulatory guidelines;

●
Together with the CEO, developing position descriptions for the Board and the CEO, including the limits to Management’s responsibilities;

●
Reviewing and approving the corporate objectives that the CEO is responsible for meeting, and assessing the CEO against these objectives;

●
Establishing procedures to ensure that the Board functions independently of management;

●
Regularly assessing its own effectiveness and contribution, as well as the effectiveness and contribution of each Board committee and each individual director;

●
Appointing an Audit Committee composed solely of unrelated and independent directors, each of whom is “financially literate” and one of whom has “accounting or related financial experience”;

●
Adopting definitions for “financially literate” and “accounting or related financial experience”;

●
Reviewing and assessing the adequacy of the charter for the Audit Committee, as well as the charters for other established committees, at least annually;

●
Establishing a system whereby an individual director can engage an external advisor at the expense of the Company in appropriate circumstances, subject to the approval of an appropriate committee of the Board; and

●
Conducting regular meetings independent of management.

Members of the Board are expected to review available meeting materials in advance, to attend all regularly scheduled Board meetings, and committee meetings of which they are a member, whenever possible, and to devote the necessary time and attention to effectively carry out their responsibilities as directors.

The Board encourages feedback from security holders of the Company. If you wish to communicate directly with the independent members of the Board, please do so in writing by mailing your correspondence, clearly marked as “Shareholder Correspondence” to President, c/o Intellipharmaceutics International Inc., 30 Worcester Road, Toronto, Ontario, M9W 5X2.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

The Company will review shareholder proposals intended to be included in proxy material for the 2020 annual meeting of shareholders that are received by the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2, Attention: President, no later than the date that is at least 90 days prior to the anniversary of the date that notice of the Meeting was sent to the shareholders.

ADDITIONAL INFORMATION

Copies of the following documents are available without charge to shareholders upon written request to the President of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2:

(a)
the audited consolidated financial statements for the year ended November 30, 2018 together with the accompanying report of the auditor and management’s discussion and analysis for the year ended November 30, 2018;

(b)
this Management Proxy Circular; and

(c)
the Annual Information Form.

Additional information relating to the Company can be found under the Company’s issuer profile on SEDAR at www.sedar.com and the Company’s website at www.intellipharmaceutics.com. Financial information is provided in the Company’s audited consolidated financial statements and management’s discussion and analysis for the financial year ended November 30, 2018.

DIRECTORS’ APPROVAL

The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the board of directors of the Company.

DATED at Toronto, Ontario, the 15th day of April, 2019.

BY ORDER OF THE BOARD OF DIRECTORS
(signed) “Dr. Amina Odidi”
Dr. Amina Odidi President and Chief Operating Officer

SCHEDULE A

Corporate Governance Guidelines

The Company believes that effective corporate governance practices are fundamental to the overall success of a company. The Canadian Securities Administrators have adopted National Instrument 58-101 (“NI 58-101”) and the associated National Policy 58-201 which require the Company to disclose its corporate governance practices. In addition, the Company must comply with National Instrument 52-110 (“NI 52-110”) with respect to Audit Committees. See details in the accompanying Management Proxy Circular under the heading “Audit Committee Information”.

CORPORATE GOVERNANCE DISCLOSURE REQUIREMENT (1)	COMMENTS
1(a) Disclose the identity of directors who are independent.
The Board has reviewed the independence of each director on the basis of the definition in section 1.4 of NI 52-110. A director is “independent” if he or she has no direct or indirect material relationship with the Company. A “material relationship” is one that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. The Board has determined, after reviewing the roles and relationships of each of the directors, that three out of six of the nominees proposed by Management for election to the Board are independent from the Company. The Board monitors the disclosure of conflicts of interest by directors and ensures that no director will vote nor participate in a discussion on a matter in respect of which such director has a material interest. The following nominees have been affirmatively determined by the Board to be independent by the Board:
Mr. Madhani
Mr. Keirstead
Dr. Betts
Mr. Graham

(b) Disclose the identity of directors who are not independent, and describe the basis for that determination.
The Board has determined, after reviewing the roles and relationships of each of the directors, that the following two out of six nominees proposed by Management for election to the Board are not independent from the Company since they are currently executive officers of the Company:
Dr. Isa Odidi, Chairman of the Board & Chief Executive Officer,
Dr. Amina Odidi, President and Chief Operating Officer

(c) Disclose whether or not a majority of the directors are independent. If a majority of directors are not independent, describe what the Board does to facilitate its exercise of independent judgement in carrying out its responsibilities.

Four of the six nominees proposed by Management for election to the Board are independent. The Board monitors the disclosure of conflicts of interest by directors and ensures that no director will vote nor participate in a discussion on a matter in respect of which such director has a material interest.

(d) If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the other director and the other issuer.

All directorships with other public entities for each of the nominees are set out in the accompanying Management Proxy Circular in the table under the heading “Election of Directors”.
(e) Disclose whether or not the independent directors hold regularly scheduled meetings at which members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held during the most recently completed financial year. If the independent directors do not hold such meetings, describe what the Board does to facilitate open and candid discussion among its independent directors.

At each Board and committee meeting, including all telephone meetings, there is a portion at which non-independent directors and members of management are not in attendance. There have been three such board meeting, four such Audit Committee meetings and two such Corporate Governance Committee meeting held during the most recently completed fiscal year.

(f) Disclose whether or not the chair of the Board is an independent director, disclose the identity of the independent chair, and describe his or her role and responsibilities.
The positions of CEO and Chairman of the Board are not split; accordingly, the Chairman of the Board is not independent. The roles and responsibilities of the Chairman include the following:
- working to ensure a strong, effective, well-balanced and representative composition of the Board and its committees
- ensuring that committees are working effectively
- ensuring the Board is receiving timely information of appropriate quality, before, during, and after Board meetings.
- providing leadership for the independent directors by encouraging them to meet independently any time they consider it appropriate to do so.

(g) Disclose the attendance record of each director for all board meetings held since the beginning of the most recently completed financial year.	See disclosure in the accompanying Management Proxy Circular under the heading “Election of Directors”.
2. Disclose the text of the board’s written mandate.
The Board has adopted a formal mandate for itself. The mandate of the Board is available on the Company’s website and summary is included in the Management Proxy Circular under the heading “Corporate Governance – Mandate of the Board of Directors”. A copy may also be obtained upon request to the Chief Financial Officer of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2, telephone (416) 798-3001. A copy of the mandate can be found under the Company’s corporate profile at www.sedar.com. The written mandate of the Board provides that the Board is responsible for the stewardship of the Company including the creation of a culture of integrity, the adoption of a strategic planning process that takes into account, among other things, the opportunities and risks of the business, the identification of the principal risks of the business and the implementation of appropriate systems to manage these risks, succession planning, internal control and management information systems and the Company’s approach to corporate governance.

3.(a) Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.
The Board has developed written position descriptions for the Chairman of the Board, as well as for the Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Corporate Governance Committee. Their duties reflect the responsibilities of the committees whose charters are available on the Company’s website and at www.sedar.com.

(b) Disclose whether or not the board and CEO have developed a written position description for the CEO.
The Company has developed a written position description for the CEO. The position description of the CEO includes the following duties and responsibilities: strategy, leadership, operations, finance, reporting to the Board, and relations with shareholders, employees and the public.

4.(a) Briefly describe what measures the board takes to orient new members regarding
(i) the role of the board, its committees and its directors, and
(ii) the nature and operation of the issuer’s business.

The Board has an orientation and education program in place for new directors which the Board feels is appropriate having regard to the Company and the current makeup of the Board. Each director receives relevant corporate and business information on the Company, the Board and its committees.

(b) Briefly describe what measures, if any, the board takes to provide continuing education for its directors.	Presentations and reports are made to the Board from time to time to educate and keep them informed of changes within the Company and of regulatory and industry requirements and standards.
5.(a) Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code:
(i) disclose how an interested party may obtain a copy of the written code;
(ii) describe how the board monitors compliance with its code; and
(iii) provide a cross-reference to any material change report(s) filed since the beginning of the most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the Code.

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to employees and its directors, copies of which are available on the Company’s website or at www.sedar.com. A copy may also be obtained upon request to the Chief Financial Officer of the Company at 30 Worcester Road, Toronto, Ontario, M9W 5X2.
The Board regularly monitors compliance with the Code by monitoring corporate activities and also ensures that management encourages and promotes a culture of ethical business conduct.
The Company has developed and the Board has approved various corporate policies, including the Disclosure Policy and the Share Trading Policy.
The Board has not granted any waiver of the Code in favour of a director or executive officer. Accordingly, no material change report has been required or filed.

(b) Describe any steps the Board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

The Board monitors the disclosure of conflicts of interest by directors and ensures that no director will vote nor participate in a discussion on a matter in respect of which such director has a material interest.

(c) Describe any steps the Board takes to encourage and promote a culture of ethical business conduct.	The Board has adopted a Code of Business Conduct and Ethics applicable to the Company’s employees and directors.
6.(a) Describe the process by which the Board identifies new candidates for board nomination.
The Board has a Corporate Governance Committee, copies of whose Charter are available on the Company’s website or at www.sedar.com. The committee makes recommendations to the Board concerning the appointment of such new directors as may be necessary to fill vacancies or the additional needs of the Board. For purposes of filling vacancies on the Board, the Board will review the qualifications of prospective members and determine their relevance taking into consideration the recommendations of the Corporate Governance Committee, current Board composition and the anticipated skills required to round out the capabilities of the Board.

(b) Disclose whether or not the Board has a nominating committee composed entirely of independent directors.
The Board does not have a nominating committee. As above, it does consider the recommendations of the Corporate Governance Committee, of which two of the three members are independent directors.
The responsibility for identifying and recommending individuals to the Board for nomination to the Board as members of the Board and its committees rests with the Corporate Governance Committee, and is ultimately decided by the Board as a whole. Three out of the six members of the Board are considered independent.

(c) If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	The Board does not have a nominating committee. It does take into account the recommendations of the Corporate Governance Committee.
7.(a) Describe the process by which the board determines the compensation for your company’s directors and officers.
The Compensation Committee recommends compensation policies concerning officers and senior management to the Board. The Corporate Governance Committee recommends compensation policies concerning independent directors to the Board. The Board makes the final determinations regarding the adequacy and form of the compensation for non-executive directors to ensure that such compensation realistically reflects the responsibilities and risks involved, without compromising a director’s independence.
Directors who are executives of the Company receive no additional remuneration for their services as directors.
A description of the Company’s practices regarding executive and director compensation is set out in the Management Proxy Circular under the heading “Executive Compensation”.
Directors who are executives of the Company exclude themselves from any determination by the Board of compensation for themselves or any relative.

(b) Disclose whether or not the board has a compensation committee composed entirely of independent directors.	The Board has a Compensation Committee composed entirely of independent directors. Copies of its Charter are available on the Company’s website or www.sedar.com.
(c) If the board has a compensation committee, describe the responsibilities, powers, and operation of the compensation committee.
The Compensation Committee is a standing committee of the Board whose primary function is to assist the Board in fulfilling its responsibilities relating to:
a)            the development, review and periodic approval of the Company’s compensation philosophy that attracts and retains key executives and employees, while supporting the overall business strategy and objectives and links compensation with business objectives and organizational performance;
b)            evaluate and approve all compensation of executive officers including salaries, bonuses and equity compensation that are required to be determined;
c)            review the Company’s stock option plan, the employee restricted stock unit plan and the deferred stock unit plan on an annual basis;
d)            review and make recommendations to the Board on compensation payable to senior officers of the Company to be hired subsequent to the adoption of this Charter; and
e)            produce a report annually on executive officer compensation for inclusion in the proxy statement of the Company.

8. If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.
The Corporate Governance Committee is a standing committee of the Board whose primary function is to assist the Board in dealing with the corporate governance matters described in its charter, including recommendations concerning nominations to the Board.

9. Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments.

The Corporate Governance Committee, whose Charter was adopted by the Board in November 2011, has the mandate to receive comments and evaluations from all directors as to the performance of the Board and its standing committees, and to annually assess the Board’s performance. The Chairman of the Corporate Governance Committee will oversee the assessment and evaluation process of the Board and the directors and will report the results to the Board. The Board also monitors the quality of the relationship between management and the Board, in order to recommend ways to improve that relationship.
Each director will exclude himself/herself from any consideration by the Board of the assessment of the effectiveness and contribution of that director.

10. Disclose whether or not the issuer has adopted term limits for the directors on its board or other mechanisms of board renewal and, if so, include a description of those director term limits or other mechanisms of board renewal. If the issuer has not adopted director term limits or other mechanisms of board renewal, disclose why it has not done so.

The Company has not adopted term limits for the directors or other formal mechanisms of Board renewal as term limits could restrict the Company’s ability to benefit from the contributions of otherwise qualified, experienced directors with a deeper understanding of the Company’s business. As noted above, the Corporate Governance Committee is responsible for assessments of the Board and director nominees and considers the potential contributions of new directors.

11.(a) Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women directors. If the issuer has not adopted such a policy, disclose why it has not done so.
(b) If an issuer has adopted a policy referred to in (a), disclose the following in respect of the policy:
(i) a short summary of its objectives and key provisions,
(ii) the measures taken to ensure that the policy has been effectively implemented,
(iii) annual and cumulative progress by the issuer in achieving the objectives of the policy, and
(iv) whether and, if so, how the board or its nominating committee measures the effectiveness of the policy.

The Company has not adopted a written policy relating specifically to the identification and nomination of women directors as the Company’s written corporate governance guidelines takes into account a broader range of relevant considerations.

12. Disclose whether and, if so, how the board or nominating committee considers the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board. If the issuer does not consider the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board, disclose the issuer’s reasons for not doing so.

The Company does consider the level of representation of women on the Board in identifying and nominating candidates for election or re-election to the Board; however, gender is only one factor in the consideration of the competencies and skills the Board, as a whole, should possess taking into account the tangible and intangible skills and qualities necessary for an effective Board given the Company’s stage of development, operational and financial condition, and strategic outlook.

13. Disclose whether and, if so, how the issuer considers the level of representation of women in executive officer positions when making executive officer appointments. If the issuer does not consider the level of representation of women in executive officer positions when making executive officer appointments, disclose the issuer’s reasons for not doing so.

The Company has considered the level of representation of women in executive officer positions when making the limited number of executive officer appointments. One of the Company’s current executive officers is a women. The Company did not consider it necessary to specifically target a female candidate when the Chief Financial Officer was appointed in 2019.

14.(a) For purposes of this Item, a “target” means a number or percentage, or a range of numbers or percentages, adopted by the issuer of women on the issuer’s board or in executive officer positions of the issuer by a specific date.
(b) Disclose whether the issuer has adopted a target regarding women on the issuer’s board. If the issuer has not adopted a target, disclose why it has not done so.
(c) Disclose whether the issuer has adopted a target regarding women in executive officer positions of the issuer. If the issuer has not adopted a target, disclose why it has not done so.
(d)  If the issuer has adopted a target referred to in either (b) or (c), disclose:
(i) the target, and
(ii) the annual and cumulative progress of the issuer in achieving the target.

The Company has not adopted a target regarding the number or percentage of women on the Board given the current representation of women on the Board and the need to consider all qualifications of potential nominees or appointees.
The Company has not adopted a target regarding the number or percentage of women in executive officer positions given the current representation of women in executive offices, the infrequency of such appointments and the need to consider all qualifications of potential appointees in selecting the best candidate for executive officer positions.

15.(a) Disclose the number and proportion (in percentage terms) of directors on the issuer’s board who are women.
(b) Disclose the number and proportion (in percentage terms) of executive officers of the issuer, including all major subsidiaries of the issuer, who are women.

One of the Company’s six directors (or 17%) is a woman. One of the Company’s three executive officers (or 33%) is a woman.

(1)
Reference is made to the items in Form 58-101F1 of NI 58-101.